                               Ormat Funding, Inc
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Amounts in thousands of dollars)

                                               Period From            Year Ended        Nine Months Ended
                                            June 29, 2001 to         December 31,          September 30,
                                           December 31, 2001      2002        2003       2003       2004
                                           -----------------      ----        ----       ----       ----

EARNINGS AVAILABLE TO COVER
FIXED CHARGES:

Income (loss) from continuing operations
     before income taxes and
        minority interests .............       $  1,331         $  8,623   $  8,512    $  7,803   $  2,757

Less:
     Equity in earnings of affiliates,
        excluding affiliates with
        guaranteed debt ................              0                0       (141)          0     (1,156)

Add:
     Dividends received from equity
        affiliates .....................              0                0          0           0      2,140
     Fixed charges deducted from
        earnings (see below) ...........              0                0      1,994       1,353     13,154
                                               --------         --------   --------    --------   --------
Earnings available to cover fixed
     charges ...........................       $  1,331         $  8,623   $ 10,365    $  9,156   $ 16,895
                                               ========         ========   ========    ========   ========

FIXED CHARGES:

Interest expense, including amounts
     in operating expense ..............              0                0      1,994       1,353     13,154
Interest within rent expense ...........              0                0          0           0          0
                                               --------         --------   --------    --------   --------
                                                      0                0      1,994       1,353     13,154
Fixed charges deducted from
     earnings ..........................              0                0          0           0          0
Interest expense on guaranteed debt
     of affiliate ......................              0                0          0           0          0
Interest capitalized ...................              0                0          0           0          0
                                               --------         --------   --------    --------   --------
Fixed charges ..........................       $      0         $      0   $  1,994    $  1,353   $ 13,154
                                               ========         ========   ========    ========   ========
RATIO OF EARNINGS TO FIXED
     CHARGES ...........................           0.00             0.00       5.20        6.77       1.28
                                               ========         ========   ========    ========   ========